Exhibit 10.11

[LANDS’ END LETTERHEAD]

June 27, 2012

Mr. Michael Rosera

[Address Omitted]

Dear Mike,

We are pleased to confirm an offer of employment to you as an Executive Vice President, Chief Operating Officer/Chief Financial Officer. As part of the Lands’ End Senior Leadership Team, you will report directly to me. Your start date is to be determined. This letter serves as confirmation of our offer, subject to the contingencies listed below. We all believe the future of Lands’ End will provide us with many opportunities for growth and the company is well positioned for continued success.

Some key elements of the offer are as follows:

•	Offer contingent upon successful completion of the background check.

•	Annual base salary of $500,000 paid in weekly payments. Increases will be determined based on a number of factors, with performance typically being the most significant factor.

•	You will be eligible for an annual target incentive opportunity of 65% of your base salary under the Sears Holdings Corporation Annual Incentive Plan (“AIP”). The portion of the target incentive payable is based on your performance and the company’s fiscal results; provided, however, that for the current fiscal year (i.e., FY2012 ending Feb. 1, 2013), you will receive an incentive payment equal to the greater of (a) the actual incentive earned and payable under the AIP, or (b) $81,250. Any incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date.

•	You will receive a $150,000 sign on bonus (less appropriate taxes), which will be paid by direct deposit along with your first regular paycheck. If your employment is terminated by Lands’ End/Sears Holdings for Cause or by you without Good Reason within twenty four (24) months of your start date, you will be required to repay some or all of this bonus, including any taxes withheld, unless prohibited by law, to Lands’ End within thirty (30) days of your last day worked, according to the following schedule:

•	Termination on or before the first anniversary of your start date: 100% payback;

•	Termination more than one year but no more than two years after your start date: 50% payback.

•	You will be eligible to participate in the Lands’ End, Inc. Retirement Plan, which includes a 401(k) contribution feature and currently includes a Company Match. Lands’ End will begin matching your contributions at 50%, maximum of 6% of your earnings, after a year of service, beginning on the next quarter, subject to the continued availability of the match. Your particular rights under the Retirement Plan shall be governed by the terms of the plan, which is subject to amendments, modification or termination by Lands’ End.

•	You will be eligible to participate in all Lands’ End health and welfare programs on a basis no less favorable than other Lands’ End executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	You will receive four (4) weeks of vacation as of your start date.

•	You are eligible to participate in the Sears Holdings Corporation Long-Term Incentive Program (“LTIP”). SHC has historically provided annual LTIP awards to its executives with three (3) year performance periods. You will first become eligible to participate in an LTIP starting with the 2012 LTIP, once finalized and approved by the Compensation Committee of SHCs Board of Directors (“Compensation Committee”). Further details regarding your 2012 LTIP target award will be provided to you following the approval of the 2012 LTIP.

•	You will be eligible to receive a special cash retention bonus of $150,000 (gross). This special bonus will be scheduled to vest on a graded basis, with one-third of the bonus vesting and becoming payable as soon as administratively possible following each of the first, second and third anniversaries of your start date, provided you are actively employed on the applicable payment date.

Mr. Michael Rosera

June 27, 2012

•	Subject to approval of the Compensation Committee of the Board of Directors of Sears Holdings Corporation (“Sears Holdings”), you will receive a grant of restricted stock valued at $150,000 under the Sears Holdings Corporation 2006 Stock Plan. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date (rounded to the nearest whole share). The grant date will be the first business day of the month following the later of (a) the date upon which we receive both your executed Executive Severance Agreement with Sears Holdings (see below) and the approval of the Compensation Committee of this grant or (b) your start date. The restricted shares granted will be scheduled to vest on a graded basis, with one-half of the shares granted vesting on each of the second and third anniversaries of the grant date.

•	You will be eligible for relocation assistance in accordance with company’s standard relocation policy. To receive relocation assistance, you must sign a Relocation Repayment Agreement which will be included in the relocation package that will be sent to you from the company’s relocation vendor. Your relocation package will include home sale assistance and moving and storage of household goods and two round trips house hunting trips for you and your spouse including lodging, meals and coach airfare. A sample copy of the Relocation Repayment Agreement is enclosed for your information. If you voluntarily leave the company within twenty-four (24) months of commencing your employment at Lands’ End, you will be required to reimburse the company for the relocation assistance paid to you (or paid to third parties on your behalf), according to the following schedule:

•	Termination on or before the first anniversary of your start date: 100% payback;

•	Termination more than one year but no more than two years after your start date: 50% payback.

•	You represent and warrant to Lands’ End that (a) as of your start date with Lands’ End, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with Lands’ End or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by Lands’ End in advance of your start date. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of Lands’ End. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

•	You will be required to sign an Executive Severance Agreement. Although the matters covered by the ESA shall be governed by the terms of that document, please take note of the fact that if your employment with Sears Holdings is terminated by Lands’ End or Sears Holdings (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Executive Severance Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination. Under the Executive Severance Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any ‘Sears Competitor’ (as defined in the agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation and non-compete provisions of the ESA will apply regardless of whether you are eligible for severance benefits under this agreement

If you need additional information or clarification, please feel free to call me at 608-935-4181.

We look forward to having you a part of the Lands’ End team.

Sincerely,

/s/ Edgar Huber	/s/ Michael Rosera
Edgar Huber	Michael Rosera
CEO/President